Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel Manpower Inc. +1.414.906.6305 michael.vanhandel@manpower.com

Manpower Reports 2ND Quarter and First Half 2008 Results

MILWAUKEE, WI, USA, July 18, 2008 – Manpower Inc. (NYSE: MAN) today reported that earnings per diluted share for the three months ended June 30, 2008 were $1.34 compared to $1.86 in the prior year period. Net earnings in the quarter were $107.4 million compared to $160.4 million a year earlier. Revenues for the second quarter were $5.9 billion, an increase of 17 percent from the year earlier period.

Second quarter 2008 results include a net charge of $14.8 million after tax, or 18 cents per diluted share. This net charge is comprised of income of $35.2 million after tax, or 44 cents per diluted share, related to recoverable 2005 payroll taxes in France, offset by a charge of $50.0 million after tax, or 62 cents per diluted share, related to an increase in our legal reserve pertaining to allegations by the French Competition Council. Second quarter results were also favorably impacted by 21 cents per diluted share as foreign currencies were relatively stronger compared to the second quarter of 2007. On a constant currency basis, revenues increased 5% over the prior year period.

Second quarter 2007 results were favorably impacted $57.2 million after tax, or 66 cents per diluted share, as a result of a change in the calculation of French payroll taxes for 2006 and the first half of 2007.

Jeffrey A. Joerres, Manpower Inc. Chairman and Chief Executive Officer, said, “Despite a more difficult economic environment, the Manpower team performed well in the second quarter, supported by our geographically balanced portfolio of services. We were able to increase our revenues to record levels, contributed primarily by many of our major European countries. At the same time, we have experienced some stabilization in the U.S. operations. Right Management, our career transition and organizational consulting business, is doing well and continues to add strategic value to our clients. Although the economic environment has softened, we are confident that we are well-positioned and well-equipped to maximize the opportunities that typically come with economic downturns.

“We are anticipating the third quarter of 2008 diluted earnings per share to be in the range of $1.45 to $1.49, which includes an estimated favorable currency impact of 17 cents,” Joerres stated.

Earnings per diluted share for the six months ended June 30, 2008 were $2.27 compared to $2.54 per diluted share in 2007. Net earnings were $182.9 million compared to $219.9 million in the prior year. Revenues for the six-month period were $11.3 billion, an increase of 18 percent from the prior year or 6 percent in constant currency. Foreign currency exchange rates had a favorable impact of 36 cents for the six-month period.

In conjunction with its second quarter earnings release, Manpower will broadcast its conference call live over the Internet on July 18, 2008 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. Celebrating its 60th anniversary in 2008, the $21 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,500 offices in 80 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2007, which information is incorporated herein by reference.

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Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended June 30
			% Variance
			Amount	Constant
	2008	2007	Reported	Currency
	(Unaudited)
Revenues from services (a)	$5,904.9	$5,034.4	17.3%	5.4%
Cost of services	4,751.3	4,010.3	18.5%

Gross profit	1,153.6	1,024.1	12.6%	1.3%
Selling and administrative expenses	946.3	747.1	26.7%	14.7%

Operating profit	207.3	277.0	-25.2%	-34.9%
Interest and other expenses	13.9	7.7	77.4%

Earnings before income taxes	193.4	269.3	-28.2%	-38.3%
Provision for income taxes	86.0	108.9	-21.0%

Net earnings	$107.4	$160.4	-33.0%	-42.5%

Net earnings per share - basic	$1.36	$1.90	-28.4%

Net earnings per share - diluted	$1.34	$1.86	-28.0%	-38.2%

Weighted average shares - basic	79.2	84.4	-6.2%

Weighted average shares - diluted	80.3	86.2	-6.8%

(a)	Revenues from services include fees received from our franchise offices of $8.3 million and $9.0 million for the three months ended June 30, 2008 and 2007, respectively. These fees are primarily based on revenues generated by the franchise offices which were $325.4 million and $361.8 million for the three months ended ended June 30, 2008 and 2007, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended June 30
			% Variance
			Amount	Constant
	2008	2007	Reported	Currency
	(Unaudited)
Revenues from Services:
United States (a)	$491.6	$488.6	0.6%	0.6%
France	1,958.1	1,784.9	9.7%	-5.4%
Other EMEA	2,050.7	1,582.0	29.6%	17.6%
Italy	441.4	353.8	24.8%	7.6%
Jefferson Wells	75.8	83.8	-9.6%	-9.6%
Right Management	115.7	105.8	9.4%	4.1%
Other Operations	771.6	635.5	21.5%	9.9%

	$5,904.9	$5,034.4	17.3%	5.4%

Operating Unit Profit:
United States	$14.8	$26.1	-43.3%	-43.3%
France	69.8	163.7	-57.3%	-63.2%
Other EMEA	85.1	55.7	53.0%	36.0%
Italy	37.6	29.1	29.3%	11.6%
Jefferson Wells	(1.6)	1.1	N/A	N/A
Right Management	13.3	11.0	21.3%	15.5%
Other Operations	16.6	15.0	9.4%	-4.5%

	235.6	301.7
Corporate expenses	25.0	21.4
Amortization of intangible assets	3.3	3.3

Operating profit	207.3	277.0	-25.2%	-34.9%
Interest and other expenses (b)	13.9	7.7

Earnings before income taxes	$193.4	$269.3

(a)	In the United States, revenues from services include fees received from our franchise offices of $4.7 million and $6.5 million for the three months ended June 30, 2008 and 2007, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $214.6 million and $278.5 million for the three months ended June 30, 2008 and 2007, respectively.

(b)	The components of interest and other expenses were:

	2008	2007
Interest expense	$17.1	$13.1
Interest income	(6.0)	(6.2)
Foreign exchange losses	0.4	0.1
Miscellaneous expenses, net	2.4	0.7

	$13.9	$7.7

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Six Months Ended June 30
			% Variance
			Amount	Constant
	2008	2007	Reported	Currency
	(Unaudited)
Revenues from services (a)	$11,291.5	$9,570.0	18.0%	6.4%
Cost of services	9,170.2	7,745.9	18.4%

Gross profit	2,121.3	1,824.1	16.3%	5.0%
Selling and administrative expenses	1,782.0	1,443.8	23.4%	12.3%

Operating profit	339.3	380.3	-10.8%	-22.5%
Interest and other expenses	25.2	17.3	44.8%

Earnings before income taxes	314.1	363.0	-13.5%	-25.9%
Provision for income taxes	131.2	143.1	-8.3%

Net earnings	$182.9	$219.9	-16.8%	-28.8%

Net earnings per share - basic	$2.31	$2.60	-11.2%

Net earnings per share - diluted	$2.27	$2.54	-10.6%	-23.2%

Weighted average shares - basic	79.3	84.6	-6.3%

Weighted average shares - diluted	80.4	86.5	-7.0%

(a)	Revenues from services include fees received from our franchise offices of $15.6 million and $17.4 million for the six months ended June 30, 2008 and 2007. These fees are primarily based on revenues generated by the franchise offices, which were $629.4 million and $724.2 million for the six months ended June 30, 2008 and 2007, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Six Months Ended June 30
			% Variance
			Amount	Constant
	2008	2007	Reported	Currency
	(Unaudited)
Revenues from Services:
United States (a)	$963.1	$972.2	-0.9%	-0.9%
France	3,692.1	3,277.9	12.6%	-2.2%
Other EMEA	3,904.4	3,058.4	27.7%	16.1%
Italy	842.6	658.6	27.9%	11.0%
Jefferson Wells	153.2	165.1	-7.2%	-7.2%
Right Management	219.0	199.7	9.7%	4.3%
Other Operations	1,517.1	1,238.1	22.5%	10.8%

	$11,291.5	$9,570.0	18.0%	6.4%

Operating Unit Profit:
United States	$22.0	$37.6	-41.6%	-41.6%
France	123.8	207.6	-40.3%	-48.3%
Other EMEA	132.8	92.4	43.8%	28.5%
Italy	66.7	45.5	46.5%	27.1%
Jefferson Wells	(4.2)	2.1	N/A	N/A
Right Management	20.0	17.1	16.8%	13.3%
Other Operations	37.9	27.8	36.1%	20.1%

	399.0	430.1
Corporate expenses	53.2	43.3
Amortization of intangible assets	6.5	6.5

Operating profit	339.3	380.3	-10.8%	-22.5%
Interest and other expenses (b)	25.2	17.3

Earnings before income taxes	$314.1	$363.0

(a)	In the United States, revenues from services include fees received from our franchise offices of $9.3 million and $11.8 million for the six months ended June 30, 2008 and 2007, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $427.3 million and $547.6 million for the six months ended June 30, 2008 and 2007, respectively.

(b)	The components of interest and other expenses were:

	2008	2007
Interest expense	$32.7	$25.1
Interest income	(11.1)	(11.2)
Foreign exchange (gain) loss	(1.5)	0.2
Miscellaneous expenses, net	5.1	3.2

	$25.2	$17.3

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Jun. 30 2008	Dec. 31 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$561.3	$537.5
Accounts receivable, net	4,857.6	4,478.8
Prepaid expenses and other assets	150.4	122.2
Future income tax benefits	76.7	76.3

Total current assets	5,646.0	5,214.8
Other assets:
Goodwill and other intangible assets, net	1,602.3	1,410.7
Other assets	398.2	377.7

Total other assets	2,000.5	1,788.4
Property and equipment:
Land, buildings, leasehold improvements and equipment	842.7	760.8
Less: accumulated depreciation and amortization	601.7	539.6

Net property and equipment	241.0	221.2

Total assets	$7,887.5	$7,224.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,208.3	$1,014.4
Employee compensation payable	217.7	213.6
Accrued liabilities	726.1	679.4
Accrued payroll taxes and insurance	739.1	724.7
Value added taxes payable	630.1	583.7
Short-term borrowings and current maturities of long-term debt	69.3	39.7

Total current liabilities	3,590.6	3,255.5
Other liabilities:
Long-term debt	944.5	874.8
Other long-term liabilities	448.3	424.8

Total other liabilities	1,392.8	1,299.6
Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,505.7	2,481.8
Retained earnings	1,194.0	1,040.3
Accumulated other comprehensive income	356.8	257.6
Treasury stock, at cost	(1,153.4)	(1,111.4)

Total shareholders’ equity	2,904.1	2,669.3

Total liabilities and shareholders’ equity	$7,887.5	$7,224.4

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended Jun. 30
	2008	2007
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$182.9	$219.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	53.4	44.1
Deferred income taxes	8.7	41.8
Provision for doubtful accounts	8.4	8.8
Share-based compensation	14.3	11.8
Excess tax benefit on exercise of stock options	(0.1)	(5.4)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(75.8)	(296.2)
Other assets	(6.1)	(42.9)
Other liabilities	78.3	159.4

Cash provided by operating activities	264.0	141.3

Cash Flows from Investing Activities:
Capital expenditures	(51.4)	(41.8)
Acquisitions of businesses, net of cash acquired	(193.7)	(18.1)
Proceeds from the sale of property and equipment	4.4	5.0

Cash used by investing activities	(240.7)	(54.9)

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	26.0	3.0
Proceeds from stock option and purchase plans	11.1	31.7
Excess tax benefit on exercise of stock options	0.1	5.4
Repurchases of common stock	(52.7)	(89.0)
Dividends paid	(29.2)	(27.1)

Cash used by financing activities	(44.7)	(76.0)

Effect of exchange rate changes on cash	45.2	12.5

Change in cash and cash equivalents	23.8	22.9
Cash and cash equivalents, beginning of period	537.5	687.9

Cash and cash equivalents, end of period	$561.3	$710.8